Exhibit 10.2
Execution Document
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of the 10th day of May, 2010 (the “Effective Date”), by and between the Company, as hereinafter defined, and Brad T. Irick (“Executive” or “Employee”). As used herein, the “Company” shall mean HCC Insurance Holdings, Inc., a Delaware corporation, or such other HCC entity as is designated by the Chief Executive Officer of HCC, for which Executive devotes from time to time a substantial portion of his efforts. The Company shall sometimes be referred to herein as “HCC.” Executive and the Company are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”
RECITALS:
     WHEREAS, Executive is to be employed as an officer or key employee of the Company;
     WHEREAS, the Company will engage Executive as an officer or key employee of the Company; and
     WHEREAS, the Company will employ Executive on the terms herein provided.
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:
AGREEMENT
     1. Term. Effective as of the Effective Date, the Company hereby employs Executive, and Executive hereby accepts such employment, on the terms and conditions set forth herein, for the period (the “Term”) commencing on the Effective Date and expiring at the earlier to occur of (a) 11:59 p.m. on May 31, 2014 (the “Expiration Date”) or (b) the Termination Date (as hereinafter defined). If the Company continues to employ Executive after the Expiration Date, then Executive shall be an employee-at-will, unless the parties agree in writing to an extension of this Agreement.
     2. Duties.
          (a) Duties as Executive of the Company. Executive shall, subject to the supervision of the Chief Executive Officer of HCC (the “CEO”) or such other person designated by the CEO, act as the Executive Vice President and, as provided below in this Section 2(a), Chief Financial Officer of the Company in the ordinary course of its business with all such powers reasonably incident to the position or other such responsibilities or duties that may be from time to time assigned by the CEO. On August 10, 2010, Executive shall also assume the position of Chief Financial Officer. After his appointment as Chief Financial Officer, Executive may be reassigned or transferred to another management position with the same or greater level of responsibility, as designated by the CEO. During normal business hours, Executive shall devote his full time and attention to diligently attending to the business of the Company. During the Term, Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization, whether for compensation or otherwise, without the prior written consent of the CEO. However, Executive shall have the right to engage in such activities as may be appropriate in order to manage his personal investments and in educational, charitable and philanthropic activities so long as such activities do not materially interfere or conflict with the performance of his duties to the Company hereunder. The conduct of such activity shall not be deemed to materially interfere or conflict with Executive’s performance of his duties until Executive has been notified in writing thereof and given a reasonable period in which to cure the same.
          (b) Other Duties.
          (1) If elected, Executive agrees to serve as a member of such managerial committees of the Company and of any of its direct or indirect parents or subsidiaries (collectively, “Affiliates”) and in one or more executive offices of any of the Affiliates, provided Executive is indemnified for serving in any and all such capacities in a manner acceptable to the Company and Executive. If elected, Executive agrees that he shall not be entitled to receive any compensation for serving as a director of the Company, or in any capacities for the Company or the Company’s Affiliates other than the compensation to be paid to Executive by the Company pursuant to this Agreement.
          (2) Executive acknowledges and agrees that he has read and considered the written business policies and procedures of HCC as posted on HCC’s intranet and that he will abide by such policies and procedures throughout the term of his employment with the Company. Executive further agrees that he will familiarize himself with any amendments to the policies and procedures and that he will abide by such policies and procedures as they may change from time to time.
     3. Compensation and Related Matters.
          (a) Base Salary. Executive shall receive an initial base salary paid by the Company of $425,000 per year during the Term. At the sole discretion of HCC, the base salary may be increased. For purposes of this Agreement, “Base Salary” shall mean Executive’s initial base salary or, if increased, then the increased base salary. The Base Salary shall be paid, subject to all applicable withholdings and deductions, in substantially equal semi-monthly installments.
          (b) Bonus Plan. During the Term, Executive shall be eligible to receive, in addition to the Base Salary, an annual cash and/or stock bonus payment in an amount, which may be zero, to be determined at the sole discretion of the CEO or such other person as shall be designated by the CEO in accordance with HCC’s policies. Except as provided below for 2010, the CEO or such other person may unilaterally reduce or eliminate any annual bonus payment, if any, up until the time the bonus is actually paid (and notwithstanding any earlier, tentative determination of the bonus amount). Subject to Sections 4(c) and 4(d), no bonus payment shall be paid to Executive for a year if Executive’s Termination Date occurs at any time during such year. Moreover, even if Executive is employed by the Company on the last day of the year for which a bonus may be payable, Executive shall not be eligible for the payment of bonus compensation for such year if this Agreement or his employment with the Company terminates for any reason, other than Death or Disability, prior to the payment of such bonus compensation. Notwithstanding the foregoing, Executive’s bonus payment for the year ended December 31, 2010 shall be $200,000 and shall be paid in cash. Such payment shall occur after December 31, 2010 and on or before March 15, 2011.

          (c) Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him (in accordance with the policies and procedures established by the Company) in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy. The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement of eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which the expenses were incurred.
          (d) Other Benefits. From time to time the Company and/or HCC may make available other compensation and employee benefit plans and arrangements. Executive shall be eligible to participate in such other compensation and employee benefit plans and arrangements on the same basis as similarly situated employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements, as amended from time to time. Nothing in this Agreement shall be deemed to confer upon Executive or any other person (including any beneficiary) any rights under or with respect to any such plan or arrangement or to amend any such plan or arrangement, and Executive and each other person (including any beneficiary) shall be entitled to look only to the express terms of any such plan or arrangement for his or her rights thereunder. Nothing paid to Executive under any such plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to Section 3(a).
          (e) Vacation. Executive shall be entitled to twenty (20) vacation days each year of full employment during the Term, exclusive of holidays, as long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operation. Vacation not used by Executive during the calendar year will be forfeited. For purposes of this Paragraph, weekends shall not count as Vacation days. Executive shall also be entitled to all paid holidays given by the Company.
          (f) Proration. The Base Salary and perquisites payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided on Appendix 1, shall be prorated in accordance with the number of days in such calendar year during which he is so employed.
          (g) Stock Options. Stock options, if any, issued to Executive during the Term shall be issued under a stock option agreement containing terms with respect to vesting and exercise upon the occurrence of certain termination events that are substantially the same as those set forth in Exhibit 3(g) hereto, subject to any then required approval by the Compensation Committee of the Board.
          (h) Relocation Costs. Benefits in connection with Executive’s relocation to Houston, Texas, which shall include reasonable temporary housing costs and reimbursement of closing costs to purchase a primary residence, shall be in accordance with the terms of that certain Relocation Policy and Reimbursement Agreement to be entered into substantially contemporaneously herewith.

          (i) Life Insurance. The Company shall provide to Executive a term life insurance policy or policies in an aggregate face amount of $1,000,000.00 and shall pay the premiums therefore during the Term. Upon Executive’s cessation as an employee of the Company during or after the Term for any reason other than death, the Company shall assign such policy or policies to Executive. The life insurance provided in this Section 3(i) shall be in addition to the group life insurance program covering Executive and substantially all of the employees of the Company during the Term.
     4. Termination.
          (a) Definitions.
          (1) “Cause” shall mean:
          (i) Executive’s failure or refusal to perform substantially his material duties, responsibilities and obligations (other than a failure resulting from Executive’s incapacity due to physical or mental illness or other reasons beyond the control of Executive) as determined in the sole discretion of the CEO;
          (ii) any act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (“Fraud”) which results in material harm to Company or HCC;
          (iii) conviction of (or a plea of nolo contendre) to an offense which is a felony in the jurisdiction or which is a misdemeanor in the jurisdiction involved but which involves Fraud;
          (iv) a material breach of this Agreement by Executive, including, without limitation, any breach of the non-competition or confidentiality provisions of this Agreement; or
          (v) Executive’s failure to act or discharge or negligently acting or discharging any material part of his duties or obligations as determined in the sole discretion of the CEO.
Provided that in the event that any of the foregoing events is capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) calendar days to cure such event to the satisfaction of the Company.
          (2) A “Change of Control” shall be deemed to have occurred if:
     (i) Any “person” or “group” (within the meaning of sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the Company’s then outstanding voting common stock; or
     (ii) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (a) in which a majority of the directors of the surviving entity were directors of the Company prior to such consolidation or merger, and (b) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being changed into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities or the surviving entity outstanding immediately after such merger or consolidation; or
     (iii) The shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
          (3) A “Disability” shall mean the inability of Executive, with reasonable accommodation, to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Executive shall be considered to have a Disability (i) if he is determined to be totally disabled by the Social Security Administration or (ii) if he is determined to be disabled under HCC’s long-term disability plan in which Executive participates and if such plan defines “disability” in a manner that is consistent with the immediately preceding sentence.
          (4) A “Good Reason” shall mean any of the following (without Executive’s express written consent):
          (i) A material diminution in Executive’s Base Salary;
     (ii) Executive’s involuntary relocation to any place, other than the executive offices as a result of the Company relocating its executive offices, exceeding a distance of fifty (50) miles from the place of Executive’s normal place of employment on the Effective Date, except for reasonably required travel by Executive on the Company’s business; or
     (iii) Any material breach by the Company of any material provision of this Agreement.
However, Good Reason shall exist with respect to an above specified matter only if such matter is not corrected, or begun to be corrected, by the Company within thirty (30) days after the Company’s receipt of written notice of such matter from Executive. Any such notice from Executive must be provided within thirty (30) days after the initial existence of the specified event. In no event shall a termination by Executive occurring more than ninety (90) days following the initial date of the event described be a termination for Good Reason due to such event, whether that event is corrected or not.

          (5) “Termination Date” shall mean the date Executive’s employment with the Company terminates or is terminated for any reason pursuant to this Agreement, and which constitutes a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, or any regulations or Treasury guidance promulgated thereunder (the “Code”).
          (b) Termination Without Cause or for Good Reason: Benefits. In the event the Company involuntarily terminates Executive’s employment with the Company and HCC without Cause or if Executive terminates employment with the Company and HCC for Good Reason (a “Termination Event”), this Agreement shall terminate and Executive shall be entitled to the following severance benefits:
          (1) An amount equal to the Base Salary (as defined in Section 3(a)) that would have been payable after the Termination Date and before the Expiration Date, at the rate in effect immediately prior to the Termination Event, payable in a lump sum discounted at the rate of return on 90-day Treasury bills in existence on the Termination Date to take into consideration the lump sum early payment within ninety (90) days after the Termination Date; provided that such payment shall in any event occur on or after such Termination Date and before March 15 of the year following the year containing such Termination Date;
          (2) Payment of accrued Base Salary and unreimbursed business expenses through the Termination Date in accordance with
Section 3(c). Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date; and
          (3) Executive shall be free to accept other employment during the Restricted Period and the Non-Solicitation Period (as defined in Section 5), and other than as set forth herein, there shall be no offset of any employment compensation earned by Executive in such other employment during the Restricted Period and the Non-Solicitation Period against payments due Executive under this Section 4, and there shall be no offset in any compensation received from such other employment against the severance benefits set forth above, unless Executive is employed in a position of competing with the Company as described in Section 5 below.
          (c) Termination In Event of Death: Benefits. If Executive’s employment with the Company and HCC is terminated by reason of Executive’s death during the Term, this Agreement shall terminate without further obligation to Executive’s legal representatives under this Agreement, other than for payment of all accrued Base Salary through the Termination Date, unreimbursed business expenses through the Termination Date in accordance with Section 3(d), the amount of any bonus under Section 3(b) that relates to a prior year and that is unpaid as of the date of death, and an amount equal to six (6) months’ Base Salary. Such amounts shall be paid to Executive’s estate in a lump sum in cash within ninety (90) days after the date of death; provided that such payment shall in any event occur on or after such date of death and before March 15 of the year following the year of death. Executive shall be entitled to consideration for a bonus payment under Section 3(b) with respect to the year in which Executive dies; provided that the payment of any such bonus, if any, shall in any event occur on or after such date of death and before March 15 of the year following the year of death.

          (d) Termination In Event of Disability: Benefits. If Executive’s employment with the Company and HCC is terminated by reason of Executive’s Disability during the Term, this Agreement shall terminate, but the Company shall pay Executive all accrued Base Salary through the Termination Date, unreimbursed business expenses through the Termination Date in accordance with Section 3(c), and the amount of any bonus under Section 3(b) that relates to a prior year and that is unpaid as of the date of Disability, and an amount equal to six (6) months’ Base Salary. Such amounts shall be paid to Executive in a lump sum in cash within ninety (90) days after the Termination Date due to Disability; provided that such payment shall in any event occur on or after such Termination Date and before March 15 of the year following the year containing such Termination Date. Executive shall be entitled to consideration for a bonus payment under Section 3(b) with respect to the year in which Executive’s employment terminates due to Disability; provided that any payment of such bonus, if any, shall in any event occur on or after such Termination Date and before March 15 of the year following the year containing such Termination Date.
          (e) Voluntary Termination by Executive and Termination for Cause: Benefits. Executive may terminate his employment with the Company by giving written notice of his intent and stating an effective Termination Date at least ninety (90) days after the date of such notice; provided, however, that the Company may accelerate such effective date by paying Executive through the proposed Termination Date (but not to exceed ninety (90) days). Upon such a termination by Executive or upon termination of Executive’s employment with the Company and HCC for Cause by the Company, this Agreement shall terminate and the Company shall pay to Executive all accrued Base Salary and all unreimbursed business expenses through the Termination Date in accordance with Section 3(c). Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date. Executive shall have no entitlement to any bonus for the year in which the Termination Date occurs or for any unpaid bonus for the prior year.
          (f) Voluntary Termination by Executive after a Change of Control: Benefits. If Executive’s authority, duties, or responsibilities are materially diminished within twelve (12) months after a Change of Control occurs, Executive notifies the Company of such diminution within thirty (30) days, and the Company does not fully correct the condition within thirty (30) days after receiving such notice, Executive may voluntarily terminate his employment with the Company and shall be entitled to the following severance benefits:
          (1) An amount equal to the Base Salary (as defined in Section 3(a)) that would have been payable after the Termination Date and before the Expiration Date, at the rate in effect immediately prior to the Termination Event, payable in a lump sum discounted at the rate of return on 90-day Treasury bills in existence on the Termination Date to take into consideration the lump sum early payment within ninety (90) days after the Termination Date; provided that such payment shall in any event occur on or after such Termination Date and before March 15 of the year following the year containing such Termination Date;
          (2) All unreimbursed business expenses through the Termination Date in accordance with Section 3(d). Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date;

          (3) All stock options granted to Executive prior to the Effective Date shall vest immediately, regardless of any limitation or condition when granted, and each such option shall be exercisable for the period provided in the respective option grant agreement with respect to such option. The provisions of this Section 4(f)(3) constitute an amendment to the terms of each applicable option agreement (including agreements for options granted on or after the Effective Date); and
          (4) Executive shall be free to accept other employment during such period, and other than as set forth herein, there shall be no offset of any employment compensation earned by Executive in such other employment during such period against payments due Executive under this Section 4, and there shall be no offset in any compensation received from such other employment against the severance benefits set forth above, unless Executive is employed in a position of competing with the Company as described in Section 5 below.
          (g) Director and Officer Positions. Executive agrees that upon termination of employment, for any reason, Executive will immediately tender his resignation from any and all Board or officer positions held with the Company and/or any of its Affiliates.
     5. Agreement Regarding Non-Competition, Non-Solicitation and Confidentiality. During Executive’s employment with the Company and HCC agree to give Executive access to some or all of its Confidential Information (including, without limitation, Confidential Information, as defined below, of the Company’s Affiliates) that Executive has not had access to or knowledge of before the execution of this Agreement. The Company and HCC agree to provide Executive with Specialized Training, which Executive has not had access to or knowledge of before the execution of this Agreement. “Specialized Training” includes the training the Company provides to its employees that is unique to its business and enhances Executive’s ability to perform Executive’s job duties effectively. Specialized Training includes, without limitation, orientation training; sales methods/techniques training; operation methods training; and computer and systems training.
          (a) Non-Competition During Employment. Executive agrees that, in consideration for the Company’s and HCC’s promise to provide Executive with Confidential Information and Specialized Training, during the Term, he will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Company; provided, however, Executive shall not be prevented from owning no more than 2% of any company whose stock is publicly traded.
          (b) Conflicts of Interest. Executive agrees that during the Term, he will not engage, either directly or indirectly, in any activity
(a “Conflict of Interest”) that might adversely affect the Company or its Affiliates, including ownership of a material investment in a competitor of the Company or its Affiliates, ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or acceptance of any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the CEO as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which in Executive’s good faith judgment could reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.
          (c) Non-Competition After Termination from Employment. Executive agrees that in order to protect the Company’s and HCC’s Confidential Information and Specialized Training, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement. Executive agrees that Executive shall not, at any time during the Restricted Period (as hereinafter defined), within any of the markets in which the Company has sold products or services or formulated a plan to sell products or services into a market during the last twelve (12) months of Executive’s employ, engage in or contribute Executive’s knowledge to any work which is competitive with or similar to a product, process, apparatus, service, or development on which Executive worked while employed by the Company. It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid. For the purpose of this Agreement, “Restricted Period” means a period of twelve (12) months after termination for any reason whatsoever, whether by Executive or the Company, of Executive’s employment with the Company. The Restricted Period shall commence at the time Executive ceases to be a full-time employee of the Company.
          (d) Confidential Information. Executive agrees that he will not, except as the Company or HCC may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company or HCC, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This Paragraph shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement. Executive’s obligations under this Paragraph with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company and HCC include matters that Executive conceives or develops, as well as matters Executive learns from other employees of the Company or HCC. “Confidential Information” is defined to include information: (1) disclosed to or known by Executive as a consequence of or through his employment with the Company; (2) not generally known outside the Company or HCC; and (3) that relates to any aspect of the Company, HCC or their business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to, the Company’s and HCC’s trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company or HCC, investments made by the Company or HCC, and any information provided to the Company or HCC by a third party under restrictions against disclosure or use by the Company, HCC or others.

          (e) Non-Solicitation. To protect the Company’s and HCC’s Confidential Information and Specialized Training, and in the event of Executive’s termination of employment for any reason whatsoever, whether by Executive or the Company, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement. Executive covenants and agrees that during Executive’s employment and for a period of twenty-four (24) months from the date of termination of Executive’s employment for any reason whatsoever (the “Non-Solicitation Period”), Executive will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, and products or services competitive with products or services sold by the Company, from the Company’s clients or customers, or those individuals or entities with whom the Company did business during Executive’s employment. Executive further agrees that during Executive’s employment and for the Non-Solicitation Period, Executive will not, either directly or indirectly, or by acting in concert with others, solicit or influence any Company employee to leave the Company’s employment.
          (f) Return of Documents, Equipment, Etc. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with the Company shall be the exclusive property of the Company or HCC, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company or HCC, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by the Company or HCC. The Company and HCC shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive’s employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement.
          (g) Reaffirm Obligations. Upon termination of Executive’s employment with the Company, Executive, if requested by Company or HCC, shall reaffirm in writing Executive’s recognition of the importance of maintaining the confidentiality of the Company’s and HCC’s Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.
          (h) Prior Disclosure. Executive represents and warrants that Executive has not used or disclosed any Confidential Information he may have obtained from the Company or HCC prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.
          (i) No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that Executive’s performance of all the terms of this Agreement and Executive’s work duties for the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other party.
          (j) Breach. Executive agrees that any breach of Sections 5(a) through (f) above cannot be remedied solely by money damages, and that in addition to any other remedies Company or HCC may have, Company and HCC are entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting the Company’s or HCC’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any termination or offset against any payments that may be due pursuant to this Agreement.
          (k) Right to Enter Agreement. Executive represents and covenants to the Company that he has full power and authority to enter into this Agreement and that the execution and performance of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a party or by which he is bound.
          (l) Enforceability. The agreements contained in this Section 5 are independent of the other agreements contained herein. Accordingly, failure of the Company or HCC to comply with any of its obligations outside of this Section does not excuse Executive from complying with the agreements contained herein.
          (m) Survivability. The agreements contained in this Section 5 shall survive the termination of this Agreement and/or the termination of Executive’s employment for any reason.
          (n) Reformation. If a court concludes that any time period or the geographic area specified in Sections 5(c) or (e) of this Agreement are unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.
     6. Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by Executive and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company. The Company shall obtain the assumption and performance of this Agreement by any such successor or purchasers; provided, however, that such commitment by the Company (including a failure to satisfy such commitment) shall not give Executive the right to object to or enjoin any transaction among the Company, any of its affiliates, and any such successor or purchasers. To the extent a failure by the Company to satisfy the foregoing commitment constitutes a material breach of this Agreement and to the extent not cured in accordance with Section 4(a)(4), such failure shall constitute “Good Reason” pursuant to Section 4(a) (4)(iii).
     7. Binding Agreement. Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.

     8. Notices. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as set forth below, or by delivering the same in person to such party, or by transmission by facsimile to the number set forth below (which shall not constitute notice). Notice deposited in the United States Mail, mailed in the manner described hereinabove, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received:

If to Executive:	Brad T. Irick
SN-13 Lake Cherokee
Henderson, Texas 75652

If to Company:	HCC Insurance Holdings, Inc.
13403 Northwest Freeway
Houston, Texas 77040
Attn: General Counsel
Fax: (713) 744-9648
     9. Waiver. No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.
     10. Severability. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.
     11. Entire Agreement. The terms and provisions contained herein shall constitute the entire agreement between the parties with respect to Executive’s employment with Company during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing Agreements entered into between Executive and the Company relating generally to the same subject matter, if any, and shall be binding upon Executive’s heirs, executors, administrators, or other legal representatives or assigns.
     12. Modification of Agreement. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Executive and an officer or other authorized executive of Company.
     13. Understand Agreement. Executive represents and warrants that he has read and understood each and every provision of this Agreement, and Executive understands that he has the right to obtain advice from legal counsel of his choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that Executive has freely and voluntarily entered into this Agreement.
     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof.

     15. Jurisdiction and Venue. With respect to any litigation regarding this Agreement, Executive agrees to venue in the state or federal courts in Harris County, Texas, and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. By entering into this Agreement, Executive agrees to personal jurisdiction in the state and federal courts in Harris County, Texas.
     16. Tolling. If Executive violates any of the restrictions contained in Sections 5(c) or (e), the Restricted Period and the Non-Solicitation Period, respectively, will be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the Company’s satisfaction.
     17. Compliance With Section 409A.
          (a) Delay in Payments. Notwithstanding anything to the contrary in this Agreement, if upon the Termination Date, Executive is a “specified employee” within the meaning of Code Section 409A and the deferral of any amounts otherwise payable under this Agreement as a result of Executive’s termination of employment is necessary in order to prevent any accelerated or additional tax to Executive under Code Section 409A, then the Company will defer the payment of any such amounts hereunder until the earlier of: (i) the date that is six (6) months following the date of Executive’s termination of employment with the Company, or (ii) the date of Executive’s death, at which time any such delayed amounts will be paid to Executive in a single lump sum, with interest from the date otherwise payable at the United States prime rate as published in the “Money Rates” section of The Wall Street Journal on the first publication date coincident with or immediately following the Termination Date.
          (b) Overall Compliance. In the event that it is reasonably determined by the Company or Executive that, as a result of Code Section 409A, any of the payments that Executive is entitled to under the terms of this Agreement or any nonqualified deferred compensation plan (as defined under Section 409A) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Executive to be subject to an income tax penalty and interest, the Company will make such payment (with interest thereon) on the first day that would not result in Executive incurring any tax liability under Section 409A. In addition, other provisions of this Agreement or any other plan notwithstanding, the Company shall have no right to accelerate any such payment or to make any such payment as the result of an event if such payment would, as a result, be subject to the tax imposed by Section 409A.
          (c) Reformation. If any provision of this Agreement would cause Executive to incur any additional tax under Code Section 409A, the parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provision of Code Section 409A.
          (d) Consultation with Tax Advisor. Executive is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement, including the consequences of Code Section 409A.
     18. Other Financial Arrangements. Executive represents to the Company that he is not a party to any financial arrangement with PricewaterhouseCoopers, including any of its affiliates, past or present (“PwC”), other than one providing for regular payment of a fixed dollar amount that is not dependent upon the revenues, profits or earnings of PwC, and is through a fully funded retirement plan or rabbi trust. Executive understands and agrees that this representation is a material term of this Agreement.
[signature page follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement in multiple copies, effective as of the date first written above.
EXECUTIVE :

/s/ Brad T. Irick

Brad T. Irick

HCC:

HCC Insurance Holdings, Inc.

By:	/s/ John N. Molbeck, Jr.,
JOHN N. MOLBECK, JR.,
President & Chief Executive Officer
Signature Page
Employment Agreement — Brad T. Irick

Exhibit 3(g)
Option Vesting and Exercise Provisions
Termination of Employment.
1. In the event the employment of the Employee is terminated by the Employee for Good Reason (as defined in the Employment Agreement between the Company and the Employee entered into effective as of May 10, 2010 (the “Employment Agreement”) or by the Company without Cause (as such term is defined in the Employment Agreement), the Employee shall have the right to exercise this option for the full number of shares not previously exercised or any portion thereof, except as to the issuance of fractional shares, to the full extent of this option at any time within the unexpired term of this option.
2. In the event the employment of the Employee is terminated for Cause or by Employee without Good Reason, the Employee shall have the right at any time within thirty (30) days after the termination of such employment or, if shorter, during the unexpired term of this option, to exercise this option for the full number of shares not previously exercised or any portion thereof, except as to the issuance of fractional shares, but only to the extent this option was otherwise exercisable in accordance with Paragraph 4 hereof as of the date of such termination of employment.
3. In the event the employment of the Employee is terminated by reason of Disability, then the Employee shall have the right to exercise this option for the full number of shares not previously exercised or any portion thereof, except as to the issuance of fractional shares, to the full extent of this option at any time within the unexpired term of this option.
4. In the event of the death of the Employee while in the employ of the Company or the Subsidiaries, this option may be exercised for the full number of shares not previously exercised, or any portion thereof, except as to the issuance of fractional shares, to the full extent of this option at any time within the unexpired term of this option, by the person or persons to whom the Employee’s rights under this option shall pass by the Employee’s will or by the laws of descent and distribution, whichever is applicable.
5. In the event the Employee terminates his employment on a Change of Control (as defined in the Employment Agreement), then the Employee shall have the right to exercise this option for the full number of shares not previously exercised or any portion thereof, except as to the issuance of fractional shares, to the full extent of this option at any time within the unexpired term of this option.
Exhibit 3(g)